EXHIBIT 5



                                July 17, 2000




Standex International Corporation
6 Manor Parkway
Salem, NH   03079

Gentlemen:

    I have caused to be prepared by the legal staff under my direction, a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an aggregate of 68,449 shares of the Common Stock par value $1.50 per share (the "Shares") of Standex International Corporation, a Delaware corporation (the "Company"), issuable under the Retirement Savings Plan of the Company (the "Plan") pursuant to a resolution of the Company's Board of Directors authorizing the aggregate contribution to be allocated to the respective ESOP accounts of the participants in the Plan in accordance with the provisions of the Plan.

    I am Vice President, General Counsel and Secretary of the Company. I am beneficial owner of 20,266 shares of Common Stock (including approximately 2,115 shares in my account as of July 17, 2000 under the Standex Retirement Savings Plan, 14,300 in the form of unexercised stock options and 650 shares in the form of unvested restricted stock). I have examined the Plan, the Restated Certificate of Incorporation, as amended, and By-laws of the Company, the Registration Statement and such other documents, certificates and records as I have deemed material for the purposes of this opinion.

    Based on the foregoing, it is my opinion that:

    1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

    2. The Shares are duly authorized for issuance and, when issued in accordance with the terms of the Plan and the Registration Statement, will have been legally issued and will be fully paid and non-assessable.


    The foregoing opinion assumes that all necessary steps will have been taken to comply with the requirements of the Securities Act of 1933, as amended, applicable requirements of state law regulating the sale of securities and applicable requirements of the New York Stock Exchange.

    I hereby consent to the use of my name in the Registration Statement and under the caption "Legal Opinion" in the Prospectus which is incorporated in the Registration Statement, and to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. I am delivering this opinion to the Company, and no person other than the Company may rely on it.

                                Sincerely,

                                /s/  Deborah A. Rosen

                                Deborah A. Rosen
                                General Counsel

DAR/dpr